Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Tel: +1.202.637.2200 Fax: +1.202.637.2201
www.lw.com

FIRM / AFFILIATE OFFICES
Abu Dhabi	Milan
Barcelona	Moscow
Beijing	Munich
Boston	New Jersey
Brussels	New York
Century City	Orange County
Chicago	Paris
Doha	Riyadh
Dubai	Rome
Düsseldorf	San Diego
Frankfurt	San Francisco
Hamburg	Shanghai
Hong Kong	Silicon Valley
Houston	Singapore
London	Tokyo
Los Angeles	Washington, D.C.
Madrid

February 9, 2015

Wesco Aircraft Holdings, Inc.

24911 Avenue Stanford

Valencia, CA 91355

Re:                                                                             Registration Statement on Form S-8; 5,717,584 shares of Common Stock, par value $0.001 per share, of Wesco Aircraft Holdings, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Wesco Aircraft Holdings, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 5,717,584 shares of common stock, $0.001 par value per share (the “Shares”), to be issued pursuant to the Company’s 2014 Incentive Award Plan (the “Plan”).  The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 9, 2015 (the “Registration Statement”).  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipient, and have been issued by the Company against payment therefor in the circumstances contemplated by and pursuant to the Plan, assuming that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.  In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP